MIV Therapeutics Executes Milestone Agreement to Acquire Biosync Scientific, a Leading Indian Interventional Cardiology Company

Acquisition Provides MIVT with Highly Competitive CE Marked Bare Metal Stent Platform

December 11, 2006, ATLANTA--(BUSINESS WIRE)--MIV Therapeutics Inc. (OTCBB:MIVT - News; FWB:MIV), a leading developer of next-generation biocompatible polymer-free drug-eluting stents and advanced drug delivery systems, announced that it has entered into a formal agreement to acquire Biosync Scientific, an India-based designer and developer of innovative interventional cardiology products, including cardiovascular stents.

Biosync Scientific provides MIVT with a highly competitive bare metal stent platform that compares favorably with the best bare metal stents available today. Both Biosync's stainless steel and thin-strut cobalt chromium stent platforms are CE Mark-certified for use in Europe and other countries around the world where the CE Mark is recognized such as India. MIVT will use the Biosync stent platform as the underlying bare-metal stent platform for its proprietary biocompatible polymer-free next generation drug-eluting stents.

The Biosync Scientific acquisition which is subject to the prior satisfaction of certain conditions, is the latest step in MIVT's strategic plan to become a world leader in the $8 billion plus interventional cardiology market. In September, MIVT entered into a formal agreement to acquire Vascore Medical, a China-based manufacturer and distributor of advanced interventional cardiology devices.

Biosync Scientific was founded by Rajesh Vaishnav, a well known and highly respected authority in the Indian Interventional Cardiology Industry. Over the past decade Mr. Vaishnav has been responsible for developing many of the leading bare-metal and drug-eluting stents currently being sold in India and other emerging markets around the world. Mr. Vaishnav will join MIVT as Chief Executive Officer of Biosync Scientific.

"The acquisition of Biosync Scientific brings us not only a highly competitive CE Mark stent platform for our revolutionary polymer-free drug-eluting coatings, but also the expertise and experience of Mr. Vaishnav, one of India's most respected and well known stent authorities," said Dr. Mark Landy, President of MIV Therapeutics. "It is an honor to welcome Mr. Vaishnav and his team to the MIVT family, and we look forward to working together with them as we continue to build our brand around the world."

Biosync Scientific's stated mission is to improve the quality of patient care and the productivity of health care delivery through the development and advocacy of less-invasive medical devices and procedures. This is accomplished through the continuing refinement of existing products and procedures and the investigation and development of new technologies which can reduce risk, trauma, cost, procedure time and the need for aftercare.

About MIV Therapeutics, Inc.

MIV Therapeutics is developing a next-generation line of advanced biocompatible coatings for passive and drug-eluting applications on cardiovascular stents and a broad range of other implantable medical devices. The Company's ultra-thin coating formulation is designed to protect surrounding tissue from potentially harmful interactions with bare metallic stents. The Company's unique ultra-thin coating platform is derived from an organic material called hydroxyapatite (HAp) which has demonstrated excellent safety and biocompatibility in vivo animal studies. Hydroxyapatite is a bioactive porous material that makes up the bone mineral and matrix of teeth and is widely used today as a bone substitute material and for coatings on implantable fixation devices in orthopedic, dental and other applications. The Company's novel polymer-free drug-eluting technologies based on Hydroxyapatite could also provide an attractive alternative to current polymer-based drug-eluting coatings on the stent market, which have been associated with undesirable medical effects. The Company's drug-eluting coatings are additionally designed to suit a broad range of implantable medical devices that could benefit from highly customizable drug release profiles. MIVT has a Collaborative Research Agreement (CRA) with the University of British Columbia and has received Government grant for its research program on the "Development of Novel Drug Eluting Composite Coatings for Cardiovascular Stents," under the National Research Council-Industrial Research Assistance Program (NRC-IRAP). Under this sponsorship, the Company is expected to complete its drug-eluting research and development program and to reach product commercialization stage. For more information, please visit http://www.trilogy-capital.com/tcp/mivt/website.html. To read or download MIV Therapeutics' Investor Fact Sheet, visit http://www.trilogy-capital.com/tcp/mivt/factsheet.html. To obtain daily and historical Company stock quote data, and recent Company news releases, visit http://www.trilogy-capital.com/tcp/html/mivt.htm. MIVT is traded on the Frankfurt, Germany, stock exchange under the symbol MIV.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Such statements are indicated by words or phrases such as "believe," "will," "breakthrough," "significant," "indicated," "feel," "revolutionary," "should," "ideal," "extremely" and "excited." These statements are made under "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See the Company's filings with the Securities and Exchange Commission including, without limitation, the Company's recent Form 10-K and Form 10-Qs, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Contact:
MIV Therapeutics Inc.
Investor Relations
Denis Corin, 604-301-9545 x14
Toll-free: 800-221-5108
Fax: 604-301-9546
investor@mivtherapeutics.com
http://www.mivtherapeutics.com/
or
Trilogy Capital Partners
Paul Karon, Toll-free: 800-592-6067
paul@trilogy-capital.com